EXHIBIT 99.2

True Nature Discusses New Business Opportunities;
Seeks New Executives For Expanded Team And Potential Up-Listing

ATLANTA, GA / ACCESSWIRE / October 18, 2016 / True Nature Holding, Inc. (OTCQB: TNTY) (the "Company") announced that it has a number of new acquisition targets identified, including veterinary products and a pharmacy management group under consideration. Further, it is interviewing for executive positions, including a new CEO and President.

Mr. Mack Leath, a member of the Board of Directors, Secretary and Interim President, explained, "Over the last month we have taken time to reassess our original plan, reset the parameters for the acquisition of compounding pharmacy businesses and worked to improve our balance sheet, overall. We feel that the original plans are solid. Further, have been approached by several new prospects in the last week, and may see some interesting opportunities in those."

The Company has long stated that it desires a strong presence in the veterinary part of the compounding marketplace, and there are now prospects with existing lines of products aimed at the pet market to consider. Also, there could be an opportunity in the contract management and consulting to pharmacy businesses for evaluation. "All of these are right in our target markets, and will get a full evaluation," said Leath. "We are also interviewing for new executives to join with both public company and acquisition experience, as well as compounding industry presence. While we have identified several candidates, we are still interested in talking to others. Any one reading this who is interested is encouraged to contact the Company at email: contact@truenaturepharma.com. Please include a detailed resume and references."

The Company also noted that its current share count includes 14,886,666 shares of common stock issued, and only 3,830,282 shares in the float. It has no preferred issued, and has no convertible debt, or other "overhang." The share count includes the cancellation of two (2) million shares held by the previous CFO, and the cancellation of warrants for one (1) million shares of common stock owned by the former CEO. These changes will be fully reflected in the Company's Form 10Q, which is in process, on schedule and slated for release in mid-November. "We have converted debt, cancelled shares and taken all prudent steps to make sure our balance sheet is clean, and our expenses are "right-sized" from a fiscal perspective. We intend to seek an up-listing in Q1 of 2017, and recognize the need to meet the qualifications for that effort," explained Leath.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

To learn more about the Company, go to www.truenaturepharma.com.

Contact Information:

Mack Leath, 404-254-6980
contact@truenaturepharma.com